Exhibit 10.14

LONG TERM SUPPLY CONTRACT

This contract is made on the 22nd day of February, 2006 between CARGILL PALM PRODUCTS SDN BHD, herewith referred to as "Seller"; and MISSION BIOTECHNOLOGIES SDN BHD as "Buyer" for the Commodity defined below under the following terms and conditions.

1	Commodity	1) Malaysian Crude Unbleached Palm Oil in bulk AND/OR 2) Refined Bleached Deodorized Palm Oil
2	Specifications	Crude Unbleached Palm Oil
		FFA (Free Fatty Acids)	5.00% Maximum
		Water	0.50% Maximum
		Phosphorus	20 ppm max
		Sulphur	13 ppm max
		Iodine Value (IV)	120 max
		Waxes	10 ppm max
		Solids Content	0.50% max
		Unsaponifiables	2% max
		State	Liquid > 50 deg C
Refined Bleached Deodorized Palm Oil
		Moisture & Volatiles	0.05% max
		Acidity	0.50% max
		Phosphorus	2 ppm max
		Soap	50 ppm max
		Unsaponifiables	1 ppm max
3	Weight and Quality	Net weight and quality final at Buyer's Site
4	Destination
Delivered to Buyer's Site in Kuantan Port.  Delivery point shall be the Junction Point, (i.e, the flange joining the Seller's delivery pipeline and the Buyer's pipeline at Kuantan Port, Malaysia), OR by road tankers to the Buyer's facility, at the Seller's option, whichever is more appropriate at that instance.

5	Quantity	Up to 100,000 MT per annum of CPO and/or RBDPO i.e, up to 8500 to

10000 tonnes per month.  Not later than 90 days prior to the commencement of the first delivery hereunder and 90 days prior to the beginning of each subsequent year, the Buyer and Seller shall mutually agree to minimum and maximum annual quantities to be supplied by the Seller and purchased by the Buyer for each such year.  Provided, however, that the Parties recognize that quantities during the first six months of the contract period during and after the initial commissioning of the Buyer's plant can be significantly less than the above stated limits.  The quantities shall be subject to the production capacity of the Seller's Kuantan plant.

Provided further that, 60 days prior to any delivery month, Buyer and Seller shall agree upon the quantity to be delivered during the delivery month and the Seller shall supply and Buyer shall buy such agreed Monthly Delivery Quantities.  The actual monthly delivery quantities shall be within the industry tolerance of plus/minus 2 % of the agreed Monthly Delivery Quantity as per the Domestic PORAM contracts that is currently practiced in the palm industry in Malaysia.

Any additional or reduction in quantity from the above quantity will have to be mutually agreed upon by both parties at least 1 (one) week prior to the commencement of the delivery month.  Damages for breach of contract shall be payable for any shortfall below the committed quantity as per the Domestic PORAM contracts that is currently practiced in the palm industry in Malaysia.

6	Period	For a period up to the end of five years from the start of commercial production of Buyer's facility but no later than up to December 30, 2012 and extendable thereafter subject to mutual agreement between parties.
7	Delivery
Seller to deliver proportionally the agreed Monthly Delivery Quantity for the respective delivery month on a weekly basis.  Failure by the Buyer to accept or the Seller to deliver on the agreed deliveries is thereby subject to Penalties as set out in item 11.  Buyer will endeavour to assist in the delivery and OR pipeline transfer if and when the need arises.

8	Pricing
Base price: The price will be based on the MPOB Peninsula Malaysia Weighted Average PLUS a premium of RM10 for Crude Palm Oil and PLUS a premium of RM15 for the Refined Bleached and Deodorized Palm Oil local delivered price for the respective delivery month.

As soon as the current month's MPOB average pricing is released by MPOB, both parties will have to settle the difference between the provisional and the contracted price within 7 (seven) working days.

9	Payment	Payment shall be made in advance before commencement of the deliveries. The advance payment shall be made in lots of 2000 mt which is approximately the runrate for one week
10	Cancellation of agreed quantities for any given month
Buyer/Seller reserves the right to mutually agree to cancel any outstanding agreed quantities for any given month.  Notice must be given both verbally and by fax or email at least 10 days notice in advance if the need arises.  Such quantities will then be carried over to the following month(s) as mutually agreed between parties and on reasonable basis..

11	Penalty	Penalties for delay in delivery by Seller or acceptance by Buyer shall be in accordance with the terms and conditions as set out in the Contract 1 –

Domestic Contact for Malaysia Crude Unbleached Palm Oil in Bulk (clause no. 5, effective 1st July, 2004) under the Palm Oil Refiners Association of Malaysia (PORAM) Handbook
12	Others	All terms and conditions as set out in this contract are strictly to be adhered to by both parties. Other terms and conditions not specified in this contract shall be referred to and governed by the domestic contract for Malaysian crude unbleached palm oil & The Processed Palm Contracts in bulk issued jointly by the Palm Oil Refiners Association of Malaysia (PORAM) and the Malaysian Palm Oil Association (MPOA) dated 1st July 2004.
13	Conditions Precedent
(i) Buyer's obligation to purchase and Seller's obligation to sell under this contract shall be subject to the completion of financing of Buyer's proposed project at Kuantan no later than June 30, 2006; and

(ii) any changes in the future in either government policies, market forces or the status of either of the parties in relation to the palm oil or biodiesel industry which materially affects either party's ability to continue with the sale and purchase of the Commodity under this Contract.

14	Governing Law	Laws of Malaysia
15	Arbitration
Any dispute, differences, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof shall be decided by arbitration in accordance with the Rules of Arbitration at Kuala Lumpur Regional Centre for Arbitration in force at such time

16	Effective Date	The contract will be effective upon execution by both parties.

IN WITNESS WHEREOF the respective parties hereto have hereunto set their hands.

	/s/ M S Nathan	/s/ Subramany Balakrishnan

Name:	M S Nathan	Mr. Subramany Balakrishnan
Company:	Mission Technologies Sdn Bhd	Cargill Palm Products Sdn Bhd
Title:	Managing Director